SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549




FORM 8-K



CURRENT REPORT
Pursuant to section 13 of 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): December 1, 1998



Network Six, Inc.
(Exact name of registrant as specified in its charter)

Commission File No. 0-21038


Rhode Island                           05-036-6090
(State or other jurisdiction of       (I.R.S. Employer Identification No.)
  incorporation or organization)


475 Kilvert Street, Warwick, Rhode Island  02886
(Address of principal executive offices, including zip code)

(401) 732-9000
(Registrant's telephone number, including area code)

Item 5.    Other Events

The December 1, 1998 Press Release of the Registrant attached hereto as
EXHIBIT 99 is incorporated herein by reference.

Item 7 (c).     Exhibits

99   Press Release, dated December 1, 1998, of Network Six, Inc.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Network Six, Inc.
(Registrant)

Date:  December 1, 1998          By: /s/ Dorothy M. Cipolla
                                         Dorothy M. Cipolla
                                         Chief Financial Officer

Network Six, Inc.
Current Report on Form 8-K
Dated December 1, 1998

Exhibit Index

Exhibit
   No.                                     Exhibits

99                                       Press Release dated December 1, 1998


EXHIBIT 99




NETWORK SIX ADDS NEW BOARD MEMBER


Kenneth C. Kirsch, Chairman, President and CEO

December 1, 1998


Network Six, Inc. of Warwick, Rhode Island, an information technology services firm,announced that Ralph O. Cote has joined its Board of Directors. The addition of Mr. Cote increases Network Six's Board to four members.

After a long and distinguished career, Mr. Cote recently retired as Senior Vice President, Information Technology, for Commercial Union, a leading global insurance company, where he had worked from 1979-1998. At Commercial Union, Mr. Cote was responsible for information systems, computing and telecommunication networks for North American operations. He was also U.S. representative on the Corporate IT Committee for Commercial Union worldwide. From 1976-1979, Mr. Cote was Manager, Information Services for Stop & Shop Companies and was responsible for systems and computing for the retail, drug and manufacturing divisions of the supermarket and Bradlees. From 1956-1976, Mr. Cote held various management positions for Texas Instruments in production planning and control, cost accounting, customer service and information services. Mr. Cote is a graduate of Bryant College, from which he received a B.S. degree in Finance. He is also a veteran of the United States Navy.

Kenneth C. Kirsch, Network Six's Chairman, President and CEO commented, "We are very pleased to have Ralph Cote join our Board. His experience over many years in dealing with IT issues will be of tremendous value to our company, particularly as we move into more private sector opportunities."


Network Six is a full service systems integrator, providing information technology solutions that enable its customers to become more effective and
efficient.   Network Six's services include strategic planning, management consulting, network design, network and application implementation, training, outsourcing, maintenance and support. Network Six's stock is traded on the Nasdaq SmallCap Market under the symbol NWSS. Its website is www.networksix.com.

This report contains forward-looking statements reflecting the Company's expectations or beliefs concerning future events that could materially affect Company performance in the future. All forward-looking statements are subject to the risks and uncertainties inherent with predictions and forecasts. Please refer to the company's 10K for December 31, 1997 or 10Q's for March 31 or June 30, 1998 or September 30, 1998 for more discussion.